UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

UROLOGIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Urologix, Inc.

14405 21st Avenue North
Minneapolis, Minnesota 55447

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 8, 2011

TO THE SHAREHOLDERS OF UROLOGIX, INC.:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Urologix, Inc. will be held at the Sheraton Minneapolis West, 12201 Ridgedale Drive, Minnetonka, Minnesota, on Tuesday, November 8, 2011 at 4:00 p.m., local time, for the following purposes:

1.	To elect two (2) directors to hold office for a term of three years or until their respective successors has been elected and shall qualify; and

2.	To ratify and approve the appointment of KPMG LLP as the independent registered public accounting firm for Urologix, Inc. for the fiscal year ending June 30, 2012.

          The Board of Directors has fixed September 20, 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Mitchell Dann, Chairman

Minneapolis, Minnesota
September 29, 2011

Regardless of whether you expect to attend the Annual Meeting in person, please vote your shares in one of the ways described in the proxy statement as promptly as possible.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2011 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, NOVEMBER 8, 2011

Under new rules promulgated by the Securities and Exchange Commission, we are making our proxy materials available electronically via the Internet.

The Notice of 2011 Annual Meeting of Shareholders and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 are available at www.idelivercommunications.com/proxy/ULGX.

On or about September 29, 2011, we mailed to some of our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability includes instructions to access your proxy card to vote via the Internet, as well as how to request paper or e-mail copies of our proxy materials. Other shareholders received an e-mail notification that provided instructions on how to access our proxy materials and vote via the Internet, or were mailed paper copies of our proxy materials and a proxy card that provides instructions for voting via the Internet, by telephone or by mail.

If you received the Notice of Internet Availability and would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive e-mails with instructions to access these materials via the Internet unless you elect otherwise.

Urologix, Inc.

14405 21st Avenue North
Minneapolis, Minnesota 55447

PROXY STATEMENT

Solicitation of Proxies

          This proxy statement is furnished to the shareholders of Urologix, Inc. (“we” or “Urologix”) in connection with the Annual Meeting of Shareholders to be held on November 8, 2011 or any adjournment(s) or postponement(s) thereof. The mailing of this proxy statement to our shareholders commenced on or about September 29, 2011.

Cost and Method of Solicitation

          This solicitation of proxies to be voted at this 2011 Annual Meeting of Shareholders is being made by our Board of Directors. The cost of this solicitation of proxies will be borne by Urologix. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person. We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and we will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

          The total number of shares outstanding and entitled to vote at the meeting as of September 20, 2011 consisted of 14,692,527 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on September 20, 2011 will be entitled to vote at this Annual Meeting.

          All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or internet) in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

          If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” each of the other proposals if you are a record holder. If you are a street name holder and do not provide voting instructions to your broker, no votes will be cast in the election of directors on your behalf (sometimes called a broker non-vote), but your broker will be entitled to vote in its discretion on the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2012. Shareholders of Urologix who own shares of common stock through a bank or brokerage are sometimes called “street name” holders. Street name holders should review the additional information below under “Casting Your Vote as a Street Name Holder.”

Quorum and Voting Requirements

          A quorum, consisting of a majority of the shares of common stock entitled to vote at this 2011 Annual Meeting of Shareholders, must be present, in person or by proxy, before action may be taken at the Annual Meeting. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

          A director nominee will be elected if approved by the affirmative vote of the holders of a plurality of the voting power of the shares present, in person or by proxy, and entitled to vote for the election of directors. The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2012.

          You may either vote “FOR” or “WITHHOLD” authority to vote for the nominee for the Board of Directors, which is Proposal 1. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the appointment of the independent registered public accounting firm, which is Proposal 2. If you withhold authority to vote for the election of a nominee, it has the same effect as a vote against that nominee. Abstentions are counted as present and entitled to vote for the purposes of determining a quorum, but are not counted for the purposes of determining whether shareholders have approved that matter. Therefore, if you abstain from voting on Proposal 2, it has the same effect as a vote against the proposal.

Casting Your Vote as a Street Name Holder

          If you hold your shares through a broker (that is, in “street name”) and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. As of January 1, 2010, brokers no longer have discretionary authority to vote their customers’ shares in an election of directors unless those customers give the brokers instructions on how to vote. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, no votes will be cast on your behalf in the election of directors of Urologix. Because of this change in broker voting rules, all street name holders are urged to provide instructions to their brokers on how to vote their shares in the election of directors at the Annual Meeting.

     Make your vote count in the election of directors. Instruct your broker how to cast your vote!

          If you hold your shares in street name, your broker will continue to have discretion to vote any uninstructed shares on Proposal 2: Ratification of the Appointment of Independent Auditors.

Revoking a Proxy

          You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Chief Financial Officer of Urologix.

•	Submitting a properly signed proxy card with a later date.

•	If you voted by telephone or through the Internet, by voting again either by telephone or through the Internet prior to the close of the voting facility.

•	Voting in person at the Annual Meeting.

          All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Our principal offices are located at 14405 21st Avenue North, Minneapolis, Minnesota 55447, and our telephone number is (763) 475-1400.

Annual Meeting and Special Meetings; Bylaw Amendments

          This 2011 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our Board of Directors in accordance with our bylaws. Under our bylaws, special meetings of our shareholders may be held at any time for any purpose and may be called by the Chairman of our Board, our chief executive officer, our chief financial officer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The business transacted at a special meeting is limited to the purposes as stated in the notice of the meeting. For business to be properly brought before a regular meeting of shareholders, a written notice containing the required information must be timely submitted. For more information, please review our bylaws and the section of this proxy statement entitled “Shareholder Proposals and Shareholder Nominees for 2012 Annual Meeting.”

          Our bylaws may be amended or altered by a vote of the majority of the whole Board at any meeting. The authority of the Board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt, amend, or repeal bylaws adopted, amended, or repealed by the Board. Additionally, the Board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the Board may adopt or amend any bylaw to increase their number.

OWNERSHIP OF VOTING SECURITIES BY
PRINCIPAL HOLDERS AND MANAGEMENT

          The following table includes information as of September 20, 2011, except as noted, concerning the beneficial ownership of our common stock by (i) the only shareholders known to us to hold five percent or more of our common stock, (ii) each of our directors and the nominee to our Board of Directors, (iii) each of the named executive officers and (iv) all current directors and executive officers of Urologix as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. Except as indicated below, the business address of each individual set forth below is 14405 21st Avenue North, Minneapolis, MN 55447.

Name and Address of of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned

Perkins Capital Management, Inc. (2) 730 East Lake Street Wayzata, MN 55391	4,686,649	31.9%

BlueLine Partners, L.L.C. (3) 4115 Blackhawk Plaza Circle, Suite 100 Danville, California 94506	1,146,161	7.8%

Mitchell Dann (4)(5)	580,375	3.9%

Stryker Warren, Jr. (4)(6)	551,238	3.7%

Sidney W. Emery, Jr. (4)(7)(8)	135,265	*

Christopher R. Barys (4)	25,244	*

Patrick D. Spangler (4)(8)	25,244	*

Gregory J. Fluet (6)	127,664	*

Brian J. Smrdel (6)	24,374	*

Ralph P. Cardinal (6)	31,249	*

All current directors and executive officers as a group (9 persons)	1,546,285	10.1%

*	Indicates ownership of less than one percent.

(1)

Includes options to purchase the following number of shares, which are or will become exercisable within 60 days of September 20, 2011: Mr. Dann, 50,000 shares; Mr. Warren, 304,791 shares; Mr. Emery, 60,000 shares; Mr. Barys, 10,000 shares; Mr. Spangler, 10,000 shares; Mr. Fluet, 126,664 shares; Mr. Smrdel, 24,374 shares; and Mr. Cardinal, 21,249 shares; and all current directors and executive officers as a group, 607,078 shares.

(2)

Based upon the Amendment No. 8 to Schedule 13G filed by the shareholder with the Securities and Exchange Commission on September 14, 2011. In the Amendment No. 8, the shareholder states that the shareholder, an investment advisor, has sole voting power over 3,430,099 shares and sole dispositive power over 4,686,649 shares of our common stock held by the shareholder’s investment advisory clients as of August 31, 2011.

(3)

Based upon the Amendment No. 1 to Schedule 13D filed by the shareholder with the Securities and Exchange Commission on July 26, 2006. In the Amendment No. 1 to Schedule 13D, the shareholder reports that BlueLine Partners, L.L.C. is the sole general partner of BlueLine Capital Partners, LP and BlueLine Capital Partners II, LP, which hold 1,106,755 shares and 39,406 shares of our common stock, respectively.

(4)	Director of Urologix.

(5)

Includes 10,358 shares owned by an IRA rollover for the benefit of Mitchell Dann, 61,684 shares held by the Glory Bowl Trust of which the Mr. Dann’s child is the beneficiary and Mr. Dann is the sole trustee, and 8,000 shares held by the Norman Dann Charitable Remainder Annuity Trust of which Mr. Dann is the sole trustee and as to which Mr. Dann disclaims beneficial ownership.

(6)	Named executive officer.

(7)	Includes 51,247 shares held in a trust for the benefit of Mr. Emery’s spouse, of which Mr. Emery and his spouse are trustees.

(8)	Nominee for election as a director.

PROPOSAL 1:
ELECTION OF DIRECTORS

          Pursuant to the terms of our current articles of incorporation, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. Vacancies on the Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office.

          The terms of Sidney W. Emery, Jr. and Patrick D. Spangler expire at this Annual Meeting of Shareholders, which follows our fiscal year 2011. The terms of Mitchell Dann and Stryker Warren, Jr. expire at the Annual Meeting of Shareholders following our fiscal year 2012. The term of Christopher R. Barys expires at the Annual Meeting of Shareholders following our fiscal year 2013.

          Two directors will be elected at this Annual Meeting to serve until the Annual Meeting of Shareholders following fiscal year 2014 or until their respective successors are elected and shall qualify. Upon recommendation of the Governance/Nominating Committee, the Board of Directors has nominated for election Mr. Emery and Mr. Spangler to each serve as director until the Annual Meeting following fiscal year 2014. Both Messrs. Emery and Spangler meet the criteria applicable to Board nominees that are set out in our Governance Guidelines and summarized under “Corporate Governance – Director Nominees – Criteria for Nomination to the Board; Diversity Considerations.”

          It is intended that proxies will be voted for the named nominees. The Board of Directors believes that the nominees each will be able to serve, but should either be unable to serve as a director, the persons named in the proxies have advised us that they will vote for the election of such substitute nominee(s) as the Board of Directors may propose.

          Set forth below are the biographies of the nominees and the directors serving continuing terms, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the nominee or director should serve as a director of Urologix at this time.

Information Regarding the Nominees

          Sidney W. Emery, Jr., age 65, has served as a director since October 2005. In February 2010, Mr. Emery became the owner and Chief Executive Officer of Supply Chain Services, Inc., a privately-held provider of barcode scanning solutions located in Stillwater, Minnesota. From March 1998 until his retirement in September 2008, Mr. Emery served as the Chief Executive Officer and President of MTS Systems Corporation (Nasdaq: MTSC), a global supplier of mechanical testing systems and industrial position sensors. Mr. Emery has also served as the chairman of the Board of Directors of MTS Systems Corporation from January 1999 until September 2008. Mr. Emery previously held various management and executive positions with the Bendix Corporation and later Honeywell, Inc. after serving 10 years as an officer in the U.S. Navy. Since May 2007, Mr. Emery has served as a director of ALLETE, Inc., a diversified energy company (NYSE: ALE). He is also a director of MECS, a privately held chemical engineering company headquartered in St Louis, Missouri. Mr. Emery is also Chairman of the Board of Governors at the University of St. Thomas School of Engineering. Mr. Emery received a Bachelor of Science degree in engineering from the U.S. Naval Academy and a Doctorate in industrial engineering from Stanford University.

          Mr. Emery’s demonstrated leadership and executive management experience, including serving as a Chief Executive Officer of a public company, qualify Mr. Emery to serve as a director of Urologix. Mr. Emery is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

          Patrick D. Spangler, age 55, has served as our director since August 15, 2010. Since September 2010, Mr. Spangler has served as the Chief Financial Officer of Epocrates, Inc. (Nasdaq: EPOC), a provider of mobile drug reference tools to healthcare professionals and interactive services to the healthcare industry. From May 2010 to September 2010, Mr. Spangler acted as an operating partner of and CFO advisor to Three Fields Capital, a private equity and venture capital firm. From June 2009 to April 2010, he was the Chief Financial Officer of High Jump Software, a privately-held software company. From March 2005 to January 2009, Mr. Spangler served as the Senior Vice President and Chief Financial Officer of ev3, Inc., a medical device company that was publicly-held until it was acquired in July 2010. Mr. Spangler has a Bachelor of Science degree in accounting from the University of Minnesota, a Master of Business Administration degree from University of Chicago and a Master of Business Taxation degree from the University of Minnesota.

          Mr. Spangler is qualified to serve on the Urologix Board because of his significant executive management and finance experience at both public and private companies. In particular, Mr. Spangler’s finance experience will allow him to ably assist our Board and Audit Committee with oversight of our finance and accounting functions and the development and execution of our financial strategies. Mr. Spangler is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Vote Required

          Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast at the meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing two directors, the two nominees receiving the highest number of votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEE

Directors Serving Continuing Terms

Term Expiring at the Annual Meeting Following Fiscal 2012:

          Mitchell Dann, age 51, has served as a director and as our Chairman since February 25, 2008. Mr. Dann also served as our Interim Chief Executive Officer from February 25, 2008 until the appointment of Mr. Warren as the Chief Executive Officer on June 24, 2008. Mr. Dann is a co-founder of Urologix and served as a director from its inception in 1991 until 2005. In 2000, Mr. Dann founded Sapient Capital. Mr. Dann is currently the managing member of Sapient Capital Management, L.L.C., the general partner of the general partner of Sapient Capital, L.P., a venture capital firm specializing in the medical device industry. Mr. Dann has over 25 years of experience working with medical device companies as an investor, entrepreneur, executive, adviser and board member. From September 2000 to June 2011, Mr. Dann served as a member of the Board of Directors of TranS1 Inc., a publicly-held medical device company (Nasdaq: TSON). Mr. Dann received a Bachelor of Science degree in engineering from the University of Vermont.

          Mr. Dann is qualified to serve on the Urologix Board because of his broad strategic perspective of the medical device industry. In addition, Mr. Dann brings to the Board an exceptional and deep understanding of the particular challenges and opportunities facing Urologix, gained through his role as the co-founder of Urologix, as a director of Urologix for fourteen years prior to his current service, and through his service as our interim Chief Executive Officer on three prior occasions, most recently from February to June 2008.

          Stryker Warren, Jr. age 61, was appointed as our Chief Executive Officer and elected as a director on June 24, 2008. From May 1997 to April 2007, Mr. Warren served as President and Chief Executive Officer of Urology Healthcare Group, Inc. (doing business as CIMplify, Inc.), which provided value-added services to urology practices and state-of-the-art medical equipment on an as-needed basis. Mr. Warren received a Bachelor of Science degree in pharmacy from Oregon State University.

          Mr. Warren is qualified to serve on the Urologix Board because he brings to the Board a keen understanding of our products and industry through his previous position as the Chief Executive Officer of a customer of Urologix. Additionally, Mr. Warren’s role as our Chief Executive Officer allows him to provide the Board with his unique perspective as a member of management on our challenges, opportunities and operations.

Term Expiring at the Annual Meeting Following Fiscal 2013:

          Christopher R. Barys, age 45, has served as a director since August 6, 2010. Since May 2011, Mr. Barys has served as a General Manager of the I-Flow Division of Kimberly-Clark Healthcare, an operating segment of Kimberly-Clark Corporation (NYSE: KMB), a global health and personal care products company. The I-Flow Division develops and markets drug delivery systems and products for post-surgical pain relief and surgical site care. From June 2010 to April 2011, Mr. Barys consulted for a variety of medical device companies globally. From July 2009 to June 2010, Mr. Barys served as the Chief Operating Officer of FlowCardia, Inc., a privately held developer of endovascular products for the treatment of chronic total occlusions that was acquired by C. R. Bard, Inc. in April 2010. From November 2007 to July 2009, he served as FlowCardia’s Executive Vice President, Sales and Marketing. From November 2005 to November 2007, Mr. Barys served as the Vice President, Sales and Marketing, Peripheral Vascular Systems for Edwards Lifesciences Corporation, a publicly-held medical device company with products and technologies designed to treat advanced cardiovascular disease (NYSE: EW). Mr. Barys received a Bachelor of Science degree in marketing from Northern Illinois University.

          Mr. Barys is qualified to serve as a director of Urologix because of his significant sales and marketing and general management expertise developed through executive positions in medical device companies. We believe that Mr. Barys will provide our Board with insight into sales and marketing strategy development, campaign development and execution, implementing programs to improve sales force effectiveness and operational efficiencies.

CORPORATE GOVERNANCE

Board Independence

          The Board of Directors undertook a review of director independence in August 2011. As part of that process, the Board reviewed all transactions and relationships between each director (or any member of his immediate family) and Urologix, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the Board affirmatively determined that each of Messrs. Barys, Dann, Emery and Spangler is independent according to the “independence” definition of the Nasdaq Listing Rules. Mr. Warren is not independent because he currently serves as our Chief Executive Officer.

Committees of the Board of Directors and Committee Independence

          The Board of Directors has established a Compensation Committee, an Audit Committee and a Governance/Nominating Committee. The composition and function of these committees are set forth below.

          Compensation Committee. The Compensation Committee reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other senior management of Urologix. Among its other duties, the Compensation Committee administers our stock-based compensation plans (such as our 1991 Stock Option Plan), and cash incentive plans for executive officers, and recommends director compensation. The Compensation Committee annually reviews the Chief Executive Officer’s compensation and the Chief Executive Officer’s performance. In connection with its review of compensation of executive officers or any form of incentive or performance based compensation, the Committee will also review and discuss risks arising from our compensation policies and practices.

          The charter of the Compensation Committee requires that the Committee consist of no fewer than two members, each of whom must be “independent” according to the Nasdaq Listing Rules, a non-employee director under Securities and Exchange Commission rules and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Each member of our Compensation Committee meets these requirements. A copy of the current charter of the Compensation Committee is available on our website, www.urologix.com, by following the link to “Corporate Governance” in the “Investors” section.

          The current members of the Compensation Committee are Messrs. Emery (Chair), Barys and Spangler. During fiscal year 2011, the Compensation Committee met three times and also met in executive session without management present for certain of these meetings.

          Governance/Nominating Committee. The Governance/Nominating Committee is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as our directors, ensuring that the Board and governance policies are appropriately structured, reviewing and recommending changes to our governance guidelines, overseeing Board and committee evaluations, and reviewing and making recommendations on succession plans for the Chief Executive Officer. The Governance/Nominating Committee is also responsible for the leadership structure of our Board, including the composition of the Board and its committees, and an annual review of the position of Chairman of the Board. As part of its annual review, the Governance/Nominating Committee is responsible for identifying individuals qualified to serve as Chairman and making recommendation to the Board of Directors for any changes in such position. The Governance/Nominating Committee also has responsibility for overseeing our annual process of self-evaluation by members of the committees and the Board of Directors as a whole.

          The charter of the Governance/Nominating Committee requires that this committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Listing Rules. Each member of the Governance/Nominating Committee meets these requirements. A copy of the current charter of the Governance/Nominating Committee is available by following the link to “Corporate Governance” in the “Investor” section of our website at www.urologix.com. A copy of our current Governance Guidelines is also available in the “Corporate Governance” section of our website.

          The current members of the Governance/Nominating Committee are Messrs. Barys (Chair), Emery and Spangler. During fiscal year 2011, the Governance/Nominating Committee met four times.

          Audit Committee. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors, as well as the responsibility to pre-approve all audit and non-audit services performed by the independent auditor. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and related filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles, and our internal control processes. Under its charter, the Audit Committee exercises oversight of significant risks relating to financial reporting and internal control over financial reporting, including discussing these risks with management and the independent auditor and assessing the steps management has taken to minimize these risks.

          The charter of the Audit Committee requires that this committee consists of three or more “independent” directors under the Nasdaq Listing Rules and that the directors also be independent under Securities and Exchange Commission Rule 10A-3. The members of the Audit Committee must also meet the experience and sophistication requirements of the Nasdaq Listing Rules. Each member of the Audit Committee meets the requirements of the charter. Our Governance/Nominating Committee and our Board of Directors also have reviewed the education, experience and other qualifications of each of the members of the Audit Committee. After such review, upon the recommendation of the Governance/Nominating Committee, the Board of Directors has determined that Messrs. Emery and Spangler each meet the Securities and Exchange Commission definition of an “audit committee financial expert.” A report of the Audit Committee is set forth below.

          A copy of the current charter of the Audit Committee is available by following the “Corporate Governance” link in the “Investor” section of our website at www.urologix.com. Our Audit Committee consists of Messrs. Spangler (Chair), Emery, and Barys. During fiscal year 2011, the Audit Committee met eight times.

Board Leadership Structure

          Currently, the leadership structure of Urologix’ Board consists of a non-executive chairman of the Board, who also serves in the role of lead director, and three standing committees that are each led by a chairman. The members of each committee are “independent directors” under the Nasdaq Listing Rules and meet the other similar independence requirements applicable to that committee. Our Chief Executive Officer is a director, but does not serve as chairman and does not serve on any committee.

          The Governance/Nominating Committee believes that the current Board leadership structure is appropriate for Urologix at this time because it allows the Board and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the Board, and helps maintain good communication among Board members and with management. Our current Board leadership structure is reflected in our Governance Guidelines and the Governance/Nominating Committee is empowered through its charter to consider and make changes to the structure if necessary.

Board’s Role in Risk Oversight

          We face a number of risks, including financial, technological, operational, regulatory, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors ensures that the processes for identification, management and mitigation of risk by our management are adequate and functioning as designed.

          Our Governance Guidelines were amended in August 2010 to formalize the Board’s responsibility for risk oversight as our policy.

          Our Board is actively involved in overseeing risk management and it exercises its oversight both through the full Board and through the three standing committees of the Board: the Audit Committee, the Compensation Committee and the Governance/Nominating Committee. The three standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.

          The Board and the three committees receive information used in fulfilling their oversight responsibilities through our executive officers and advisors, including our outside legal counsel and our independent registered public accounting firm. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, fiscal year budgets, technology, quality and regulatory, and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management actively engage in discussion on these topics. Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.

Director Nominations

          The Governance/Nominating Committee will consider candidates for Board membership suggested by its members, other Board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 3.13 of our bylaws as described in the section of this proxy statement entitled “Shareholder Proposals for Nominees.”

          Criteria for Nomination to the Board; Diversity Considerations. The Governance/Nominating Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The committee has not adopted minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, as the committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account our needs and the needs of the Board of Directors. The Governance/Nominating Committee evaluates each prospective nominee against the standards and qualifications set out in our Governance Guidelines, including:

•

Background, including high personal and professional ethics and integrity and the ability to exercise good business judgment and enhance the Board’s ability to manage and direct the affairs and business of Urologix;

•

Commitment, including the willingness to devote adequate time to the work of the Board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;

•	Board skills needs, in the context of the existing makeup of the Board, and the candidate’s qualification as independent and qualification to serve on Board committees;
•	Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education; and
•	Diversity, in terms of knowledge, experience, skills, expertise, and other demographics that contribute to the Board’s diversity.

          In considering candidates for the Board, including the nominee for election at this Annual Meeting, the Governance/Nominating Committee considers the entirety of each candidate’s credentials with reference to these standards. The Governance/Nominating Committee also considers such other relevant factors as it deems appropriate.

          While the Governance/Nominating Committee does not have a formal policy with respect to diversity, the Governance/Nominating Committee does believe it is important that the Board represent diverse viewpoints within the context of these standards. As part of the nominee selection process for this Annual Meeting, the Governance/Nominating Committee reviewed the knowledge, experience, skills, expertise, and other characteristics of the nominees and the other directors. The Governance/Nominating Committee considered how each director contributed to the diversity of the Board. Based upon that review, the Governance/Nominating Committee believes that the overall mix of the directors’ backgrounds contributes to a diversity of viewpoints that enhances the quality of the Board’s deliberations and decisions.

          In reviewing prospective nominees, the Governance/Nominating Committee reviews the number of public-company Boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of our Board and its committees. Under our Governance Guidelines, non-employee directors generally may not serve on more than five boards of other publicly owned companies, provided that the service does not adversely affect the director’s ability to perform his or her duties as a Urologix director.

          The Governance/Nominating Committee will consider persons recommended by the shareholders using the same standards used for other nominees.

          Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Governance/Nominating Committee deems appropriate, a third-party search firm. The Governance/Nominating Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more committee members will interview the prospective nominees in person or by telephone. After completing the evaluation, the committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

          Board Nominee for this 2011 Annual Meeting. The Governance/Nominating Committee selected Patrick D. Spangler as the nominee for this 2011 Annual Meeting in August 2011. Mr. Spangler was elected by the Board of Directors on August 15, 2010. Mr. Spangler was identified to the Governance/Nominating Committee as a potential director by a former director. Mr. Emery was elected to the Board of Directors at the 2008 Annual Meeting of Shareholders. We have not engaged a third-party search firm to assist us in identifying potential director candidates, however, the Governance/Nominating Committee may choose to do so in the future.

          Shareholder Proposals for Nominees. The Governance/Nominating Committee will consider written proposals from shareholders for nominees for director.

          Any such nominations should be submitted to the Governance/Nominating Committee in care of the Secretary of Urologix and should include the following information: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote generally at meeting for the election of directors and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected.

          To be considered, the written notice must be submitted in the time frames described in our bylaws and under the caption “Shareholder Proposals and Shareholder Nominees for 2012 Annual Meeting” below.

Director Attendance at Board, Committee and Annual Shareholder Meetings

          During fiscal year 2011, the Board of Directors met seven times. Each director in fiscal year 2011 attended at least seventy-five percent of the meetings of the Board of Directors and Board committees on which the director served.

          We do not have a formal policy on attendance at meetings of our shareholders. However, we encourage all Board members to attend shareholder meetings when held in conjunction with a meeting of the Board of Directors. The 2011 Annual Meeting of Shareholders will be held in conjunction with a meeting of the Board of Directors. Three directors then serving attended the 2010 Annual Meeting of Shareholders.

Communications with Directors

          The Board of Directors has designated Mitchell Dann, the Chairman of our Board of Directors, as our lead director. The lead director will act as chair of executive sessions of the Board. Shareholders may communicate with the Board as a group, the chair of any committee of the Board of Directors or any individual director by sending an e-mail to lead.director@urologix.com or by directing the communication in care of the lead director, at the address set forth on the front page of this proxy statement.

Code of Ethics

          We have adopted a code of ethics that applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions. This code of ethics is included in our Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct is publicly available by following the “Corporate Governance” link in the “Investor” section of our website at www.urologix.com. To the extent permitted, we intend to disclose any amendments to, or waivers from, the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions or with respect to the required elements of the code of ethics on our website at www.urologix.com by following the “Corporate Governance” link in the “Investor” section.

REPORT OF THE AUDIT COMMITTEE

          This is a report of the Audit Committee of the Board of Directors of Urologix for the year ended June 30, 2011. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either such Act.

          In accordance with its charter, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG LLP, our independent registered public accounting firm. The discussions with KPMG LLP also included the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

          KPMG LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by the Public Company Accounting Oversight Board. This information was discussed with KPMG LLP.

          Based on the discussions with management and KPMG LLP, the Audit Committee’s review of the representations of management and the report of KPMG LLP, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2011, to be filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

PATRICK D. SPANGLER, CHAIR	CHRISTOPHER R. BARYS	SIDNEY W. EMERY, JR.

EXECUTIVE OFFICERS

          Set forth below is biographical and other information for our current executive officers. Information about Stryker Warren, Jr., our Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”

Name	Age	Position

Gregory J. Fluet	42	Executive Vice President and Chief Operating Officer

Brian J. Smrdel	42	Chief Financial Officer

Ralph P. Cardinal	47	Vice President, Research and Development

Lisa Ackermann	39	Vice President, Sales and Marketing

          Mr. Fluet was appointed our Executive Vice President and Chief Operating Officer on July 14, 2008. Mr. Fluet initially joined Urologix as a consultant in February 2008 to provide strategic analysis and tactical support during the management transition. Prior to joining Urologix, Mr. Fluet was an Associate at Sapient Capital Management, LLC, a venture capital firm focused on early stage investing in the healthcare industry. The fund is focused primarily on minimally invasive therapeutic medical devices. During his tenure at Sapient Capital he worked with portfolio companies that raised multiple rounds of private financing, held successful Initial Public Offerings and were acquired. While with the fund he worked with and supported the fund’s investment in multiple portfolio companies including Hansen Medical (Nasdaq: HNSN), TranS1 (Nasdaq: TSON), ValenTx, Inc., and Hemosphere, Inc. Depending on the portfolio company the position required active involvement in or analysis of all aspects of early stage medical device company development including fund raising, being a Board observer, product development, intellectual property development, regulatory analysis, financial modeling, milestone based budgeting, clinical research and strategic market assessment for portfolio companies or potential investments. Mr. Fluet graduated from Stanford University with a Bachelor of Science degree in mechanical engineering.

          Mr. Smrdel was appointed as our Chief Financial Officer on May 10, 2010. Prior to joining Urologix, Mr. Smrdel served as the Corporate Controller of Angeion Corporation (Nasdaq: ANGN), a publicly-held medical technology company headquartered in St. Paul, Minnesota, since November 2007. As Angeion’s Corporate Controller, Mr. Smrdel was responsible for all aspects of the accounting process, SEC reporting, financial statement preparation and expense analysis. From October 2005 to November 2007, Mr. Smrdel was the Manager, Worldwide Financial Planning and Analysis at PepsiAmericas, Inc., a manufacturer, distributor and seller of a portfolio of beverage products in the United States, Central Europe and the Caribbean. PepsiAmericas, Inc. was publicly-held until it was purchased by PepsiCo, Inc. in February 2010. In this role, Mr. Smrdel consolidated the forecasts from the various PepsiAmericas geographies into a worldwide forecast package for presentation to senior management and was responsible for modeling the three-year worldwide strategic plan, among other duties. From September 2004 to October 2005, Mr. Smrdel was Manager, Financial Planning and Analysis at Land O’Lakes, Inc., a diversified cooperative with dairy foods, feed, seed, agronomy and layers businesses. Land O’Lakes was a public reporting company until December 2009. While at Land O’Lakes, Mr. Smrdel facilitated the company-wide financial planning process, was responsible for the capital and acquisition approval process with $120 million in annual spending, and assisted in due diligence process for the acquisition or disposition of business units or segments, among other duties. Mr. Smrdel received his Masters of Business Administration degree in finance from Indiana University’s Kelley Graduate School of

Management, located in Bloomington, Indiana. He received a Bachelor of Arts degree in both accounting and music-voice performance from the University of St. Thomas in St. Paul, Minnesota.

          Ralph P. Cardinal was appointed as our Vice President, Research and Development on June 7, 2010 and became an executive officer on January 21, 2011. Prior to joining Urologix, Mr. Cardinal served from January 2007 to February 2010 as the Vice President of Product Development at Leptos Medical Inc., a start up medical device company that was developing a neurostimulation device to treat obesity and diabetes. In this role, Mr. Cardinal built and led a cross-functional domestic and global team in the development, testing and use of Leptos’ device and successfully directed the project to first use in humans. From April 2006 to January 2007, Mr. Cardinal was the Director of Reliability and Product Return for the cardiac rhythm management division of Boston Scientific Corporation. As the Director of Reliability and Product Return, Mr. Cardinal developed and implemented programs to increase product reliability and that lead to more robust design and manufacturing processes. From January 2004 to April 2006, Mr. Cardinal served as the Director of Research and Development for Guidant Corporation, a public company that developed, manufactured and marketed products for the treatment of cardiovascular disease and that was acquired by Boston Scientific Corporation in April 2006. At Guidant, Mr. Cardinal was responsible for directing a group of over one hundred managers, engineers and technicians providing support for all research and development efforts at Guidant. Mr. Cardinal received a Bachelor of Science degree in electrical engineering and computer engineering from the University of Wyoming and a Master of Science degree in computer engineering from National Technological University in Fort Collins, Colorado.

          Lisa Ackermann was appointed as our Vice President, Sales and Marketing on June 16, 2011. From September 1999 to June 2011, Ms. Ackermann was employed by Ethicon Endo-Surgery, Inc. (“EES”), a Johnson & Johnson Company. EES makes and sells minimally invasive surgical products and advanced sterilization products. Most recently, Ms. Ackermann served as Group Product Director, Endoscopy for EES from May 2010 to June 2011, with responsibility for marketing management of a $500 million portfolio of products and a team of brand managers. As Group Product Director, she designed and implemented strategies to protect and grow market leading EES categories, including trocars, endoligation, and specimen retrieval. From February 2007 to May 2010, Ms. Ackermann was Sales Director, Bariatrics. In that role, she was responsible for leadership of ten division managers and seventy-five sales representatives in the US. In addition to creating a culture of teamwork, development, and accountability, she prepared the sales organization to the successfully execute the largest product launch in EES history with the RealizeTM gastric band, while growing the endocutter base business in gastric bypass and sleeve gastrectomy procedures. From January 2005 to February 2007, Ms. Ackermann was Manager, Sales Compensation for EES with responsibility for development, implementation and monitoring compensation plans for multiple sales teams, as well as management of an annual budget, commission projection modeling and developing process improvements. She also served as interim Director of Sales Planning and Operations from July to October 2006 where she was responsible for organizational design changes, deployment projects, talent development and budget management.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

          The following is an explanation of compensation during fiscal year 2011 to the persons who are referred to in this proxy statement as the “named executive officers”:

•	Stryker Warren, Jr., our Chief Executive Officer;
•	Gregory J. Fluet, our Executive Vice President and Chief Operating Officer;
•	Brian M. Smrdel, our Chief Financial Officer; and
•	Ralph P. Cardinal, our Vice President, Research and Development since June 7, 2010 and designated as an executive officer on January 21, 2011.

          This section is intended to provide a framework within which to understand the actual compensation awarded to or earned by the named executive officers during fiscal year 2011, as reported in the compensation tables and accompanying narrative sections appearing on pages 20 to 23 of this proxy statement.

          For a description of employment, severance and change in control arrangements with the named executive officers, please see “Executive Compensation – Employment and Change In Control Arrangements.”

Role of the Compensation Committee in the Compensation Process

          The responsibility of the Compensation Committee is to develop our philosophy and structure for executive compensation, review and approve the compensation and other terms of employment of our Chief Executive Officer and other executive officers, approve and oversee our cash incentive plans, and approve any other performance-based compensation and metrics. The Compensation Committee also oversees our stock-based compensation plans, including our Amended and Restated 1991 Stock Option Plan (the “1991 Plan”), and cash incentive plans for executive officers and recommends Board compensation. The Compensation Committee annually reviews the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance.

          In carrying out its duties, the Compensation Committee reviews and approves specific compensation programs, including a cash bonus program tied to our financial performance and base salary amounts.

          Under its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its duties. While the Compensation Committee has used the services of a compensation consultant in the past, it did not do so in determining fiscal year 2011 compensation for the named executive officers. The Compensation Committee may choose to use the services of a compensation consultant in the future. In determining fiscal year 2011 compensation, the Compensation Committee reviewed certain compensation related information and recommendations from certain members of management, as described below.

Role of Management in the Compensation Process

          To determine the in-service compensation for named executive officers other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of their performance reviews. The Chief Executive Officer also recommends to the Compensation Committee the base salary for all named executive officers, the amount of potential awards under the cash incentive compensation program, and the awards under our long-term equity program. The Chief Executive Officer also recommends to the Compensation Committee the performance goals under any performance-based compensation program, which for fiscal year 2011 was the cash incentive plan described below.

          None of the named executive officers, other than the Chief Executive Officer, has a role in establishing executive compensation. From time to time, the named executive officers are invited to attend meetings of the Compensation Committee. However, no named executive officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such named executive officer’s compensation.

Design of and Payouts Under the Fiscal Year 2011 Cash Incentive Plan

          Our philosophy with respect to the compensation of executive officers is to provide competitive levels of compensation consistent with our annual and long-term performance goals, that recognize individual initiative, and assist us in attracting and retaining qualified executives. We believe that the fiscal year 2011 cash incentive plan, which is described below, is consistent with our philosophy.

          On August 19, 2010, the Compensation Committee recommended, and the Board of Directors adopted, the 2011 cash incentive plan (the “2011 Plan”) and the performance goals under the 2011 Plan for the named executive officers. The Compensation Committee retained the discretion to modify the terms of the 2011 Plan and to grant cash bonuses or other compensation to the named executive officers outside the 2011 Plan.

          The performance goals under the 2011 Plan consisted of our revenue for fiscal year 2011, our cash balance at the end of fiscal year 2011, and strategic goals for fiscal year 2011. For each of the named executive officers, the measures were weighted 60% to the revenue goal, 20% to the cash balance goal, and 20% to two strategic goals, each of which was weighted equally at 10%. The Compensation Committee also established minimum, target and maximum performance goals relating to revenue in fiscal year 2011, target and maximum goals relating to cash balance at the end of fiscal year 2011, and approved the terms of each of the strategic goals.

          The cash bonus amount relating to the achievement of revenue for fiscal year 2011 was subject to adjustment if our financial performance exceeded the target level for either of the financial performance goals, up to a 100% increase at the maximum level of achievement of revenue for fiscal year 2011 and up to a 20% increase at the maximum level of achievement of cash balance at the end of fiscal year 2011. Under the 2011 Plan, achievement of the revenue goal at less than target level would result in a decreasing bonus until the achievement failed to meet the minimum performance goal, at which point the participant would be entitled to no bonus with respect to that measure. For the cash balance performance goal, the target amount was also the minimum amount of achievement that would result in any bonus relating to this measure. A strategic goal must have been met in full in order for the named executive officer to receive any payout relating to that strategic goal. Payouts of cash bonuses under the 2011 Plan were made following the Compensation Committee’s determinations at the end of the fiscal year to participants in the 2011 Plan who continued to be employed as of the end of the fiscal year.

          The following table shows the bonus that could have been earned under the 2011 Plan by the named executive officers as a percentage of each of their respective annual base salaries at the target and maximum level, with both target and maximum performance reflecting achievement of both fiscal year 2011 strategic goals.

	2011 Cash Incentive Plan

Named Executive Officer	% of Salary For FY 2011 Performance at Incentive Plan Target	% of Salary For FY 2011 Performance at Incentive Plan Maximum

Stryker Warren, Jr.	40.0%	65.6%

Gregory J. Fluet	30.0%	49.2%

Brian J. Smrdel	30.0%	49.2%

Ralph P. Cardinal	30.0%	49.2%

          If we achieved the minimum/target cash balance goal at the end of fiscal year 2011 and both of the strategic goals were achieved, Messrs. Warren, Fluet, Smrdel and Cardinal would have earned a cash bonus of 16.0%, 12.0%, 12.0% and 12.0% of his annual base salary, respectively.

          On August 9, 2011, the Compensation Committee recommended and the Board of Directors approved payouts to under the 2011 Plan. Our revenue for fiscal year 2011 did not meet the minimum amount set by the Compensation Committee and our cash balance at the end of fiscal year 2011 also did not meet the minimum amount set by the Compensation Committee. Accordingly, no bonus was payable with respect to these two performance goals. We achieved one of the two strategic goals established by the Compensation Committee. Therefore, under the 2011 Program, the executive officers received the following amounts: Mr. Fluet, $4,725; Mr. Smrdel, $4,050; and Mr. Cardinal, $5,400. The Compensation Committee exercised its discretion, upon the recommendation of Mr. Warren, to reduce Mr. Warren’s bonus amount to zero. Mr. Warren would have earned a bonus of $10,880.

Long-Term Equity Compensation

          The long-term equity component of executive compensation is provided primarily through stock options that are generally granted to executive officers in connection with their initial employment and periodically upon review of compensation levels, past performance and future potential.

          The Compensation Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder’s interest in enhancing shareholder value. Stock options are awarded at an exercise price equal to the fair market value on the date of grant and these options generally vest over a four-year period. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans.

          In fiscal year 2011, the Compensation Committee granted stock options to purchase an aggregate of 349,500 shares of Urologix’ common stock to employees and consultants. Of these options granted in fiscal year 2011, options to purchase 220,000 shares were awarded to individuals who were named executive officers on the grant date, as described below.

          On August 27, 2010, the Compensation Committee granted stock options to Mr. Warren and Mr. Fluet for fiscal year 2010 performance. The options granted to Mr. Warren and Mr. Fluet were to purchase 65,000 shares, 55,000 shares of our common stock, respectively. These awards were made after consideration by the Compensation Committee of the factors stated above. Messrs. Cardinal and Smrdel were not granted stock option awards in fiscal year 2011 because of the awards previously made to them at the time each was hired in late fiscal year 2010. Mr. Cardinal received an option to purchase 60,000 shares of our common stock on June 7, 2010, the date he was hired. Mr. Smrdel received an option to purchase 65,000 shares on May 10, 2010, the date he was hired.

          On August 23, 2011, the Compensation Committee granted stock options to Messrs. Fluet, Smrdel, and Cardinal for fiscal year 2011 performance. The options granted to Messrs. Fluet, Smrdel and Cardinal were to purchase 50,000 shares, 20,000 shares and 20,000 shares, respectively. These awards were made after consideration by the Compensation Committee of the factors stated above.

Summary Compensation Table

          The following table summarizes all compensation for each of the last two fiscal years awarded to, earned by or paid to the named executive officers: (i) Stryker Warren, Jr., our Chief Executive Officer; (ii) Brian J. Smrdel, our Chief Financial Officer since May 10, 2010; (iii) Gregory J. Fluet, our Executive Vice President and Chief Operating Officer; and (iv) Ralph P. Cardinal, our Vice President, Research and Development since June 7, 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen- sation ($)(2)	Total ($)

Stryker Warren	2011	$272,000	$31,850	$—	$303,850
Chief Executive Officer	2010	272,000	67,000	—	339,000

Brian J. Smrdel (3)	2011	135,000	—	4,050	139,050
Chief Financial Officer	2010	15,577	48,750	—	64,327

Gregory J. Fluet	2011	155,000	26,950	4,725	186,675
Executive Vice President and Chief Operating Officer	2010	150,000	33,500	42,750	226,250

Ralph P. Cardinal (4)	2011	180,000	—	5,400	185,400
Vice President Research and Development	2010	11,077	45,000	—	56,077

(1)

The option awards column represents the aggregate grant date fair value of stock option awards in the respective fiscal year, each as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model using the assumptions discussed in Note 4, “Stock Options and Restricted Stock Awards,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2011 or Note 3, “Stock Options and Restricted Stock Awards,” in our Annual Report on Form 10-K for the year ended June 30, 2010.

(2)

Represents bonuses paid to the named executive officers under our fiscal year 2011 cash incentive plan, which are reported for the year in which the related services were performed. See the section of this proxy statement entitled “Summary of Executive Compensation – Design of and Payouts Under the Fiscal Year 2011 Cash Incentive Plan.”

(3)	Mr. Smrdel was hired on May 10, 2010 as our Chief Financial Officer and therefore, salary amounts for fiscal year 2010 represent a partial year.

(4)

Mr. Cardinal was hired on June 7, 2010 as our Vice President, Research and Development and therefore, salary amounts for fiscal year 2010 represent a partial year. Mr. Cardinal was designated as an executive officer on January 21, 2011.

Grants of Plan-Based Awards in 2011

          The following table sets forth certain information concerning equity and non-equity plan-based awards granted to the named executive officers during the fiscal year ended June 30, 2011:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Stryker Warren, Jr.	08/19/2010	—	$108,800	$178,432	—	—	—
Stryker Warren, Jr.	08/27/2010	—	—	—	65,000	$0.91	$0.49
Brian J. Smrdel	08/19/2010	—	$40,500	$66,420	—	—	—
Gregory J. Fluet	08/19/2010	—	$46,500	$76,260	—	—	—
Gregory J. Fluet	08/27/2010	—	—	—	55,000	$0.91	$0.49
Ralph P. Cardinal	08/19/2010	—	$54,000	$88,560	—	—	—

(1)

Represents bonuses that may have been earned by the named executive officers under our fiscal year 2011 cash incentive plan. See the Summary Compensation Table column entitled “Non-Equity Incentive Plan Compensation” for amounts actually paid. For explanation of the fiscal year 2011 cash incentive plan, refer to the description under the heading of Summary of Executive Compensation entitled “Design of and Payouts Under the Fiscal Year 2011 Cash Incentive Plan.”

(2)

Values expressed represent aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model using the assumptions discussed in Note 4, “Stock Options and Restricted Stock Awards,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2011.

Outstanding Equity Awards At Fiscal Year-End – Stock Options

          The following table sets forth certain information concerning option awards outstanding to the named executive officers at June 30, 2011:

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (2)
Stryker Warren, Jr.	266,247	88,753	1.79	06/24/2018
Stryker Warren, Jr.	45,833	54,167	1.30	08/06/2019
Stryker Warren, Jr.	—	65,000	0.91	08/27/2020
Brian J. Smrdel	17,604	47,396	1.40	05/10/2020
Gregory J. Fluet	20,000	—	0.78	02/25/2018
Gregory J. Fluet	54,686	20,314	1.85	07/14/2018
Gregory J. Fluet	22,916	27,084	1.30	08/06/2019
Gregory J. Fluet	—	55,000	0.91	08/27/2020
Ralph P. Cardinal	15,000	45,000	1.35	06/07/2020

(1)

Options vest and become exercisable with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and thereafter vests with respect to 1/36th of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months. In the case of the option issued to Mr. Warren expiring on June 24, 2018, the option was issued as an incentive stock option under Code Section 422 to the greatest extent possible, with the remainder as a non-qualified stock option. The non-qualified portion of the option, consisting of 143,026 shares of the 355,000 share option, is immediately exercisable. If such non-qualified portion is exercised before the vesting date, we will issue shares of restricted common stock subject to forfeiture until the vesting date of the option and subject to repurchase by us at the lower of (i) the original exercise price; or (ii) the fair market value of such shares upon forfeiture. For this option issued to Mr. Warren, the number of shares underlying unexercised options exercisable represents shares that are both vested and exercisable.

(2)	The expiration date of each option is the ten-year anniversary of the date of grant of such option.

Outstanding Equity Awards At Fiscal Year-End – Restricted Stock Awards

          The following table sets forth certain information concerning stock awards outstanding to the named executive officers at June 30, 2011.

	Restricted Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)($)
Stryker Warren, Jr.	60,000	$57,000

(1)	Restrictions lapse as to 25% of the original award of 80,000 restricted shares on each of the first four anniversaries of the date of grant, which was June 24, 2008.

(2)	Value is based on the fair market value of our common stock on June 30, 2011, which was $0.95 per share.

2011 Option Exercises and Stock Vested

          During fiscal 2011, none of the named executive officers exercised any stock options held by them. During fiscal year 2011, a restricted stock award held by Mr. Warren vested as follows:

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stryker Warren, Jr.	20,000	$20,400

(1)	Represents the number of shares vested multiplied by $1.02 per share, the fair market value of our common stock on the date of vesting, which was June 24, 2011.

Employment and Change In Control Arrangements

          Agreements and Arrangements with the named executive officers

          On June 24, 2008, we entered into an offer letter agreement with Stryker Warren, Jr. in which he agreed to serve as our Chief Executive Officer. The offer letter set out the initial compensation of Mr. Warren, which included annual base compensation of $300,000 for fiscal year 2009 and participation in the cash bonus program for executive officers for our fiscal year 2009 with a bonus opportunity of 40% of his base salary at the target level of achievement. Mr. Warren also was reimbursed for a maximum of $35,000 in costs and expenses associated with temporary housing and relocation. However, the offer letter provided that Mr. Warren was required to reimburse us for these amounts if his employment with us ended prior to the one-year anniversary of his start date. Mr. Warren also participates in health, dental and life insurance benefit plans on the same basis as our other employees.

          Pursuant to the offer letter, Mr. Warren was granted an option on June 24, 2008 to purchase 355,000 shares of our common stock. The option has an exercise price of $1.79, which is equal to the fair market value of our common stock as of the grant date. The option vests with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and, thereafter, as to 1/36 of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months. The option was issued as an incentive stock option to the greatest extent possible with the remainder, issued as a non-qualified stock option. The non-qualified portion of the option, consisting of 143,026 shares of the 355,000 share option, is immediately exercisable. If such non-qualified portion of the option is exercised before the vesting date, we will issue Mr. Warren shares of restricted common stock subject to forfeiture until the vesting date of the corresponding option and subject to repurchase by us at the lower of (i) the original exercise price; or (ii) the fair market value of such shares upon forfeiture. On June 24, 2008, Mr. Warren was also granted 80,000 shares of restricted stock with the restrictions lapsing as to 25% of the shares on each of the first four anniversaries of the date of grant.

          In connection with his employment, Mr. Warren entered into a letter agreement relating to change in control benefits. Under this letter agreement, if a Change in Control occurs and Mr. Warren’s employment is terminated without Cause, or by Mr. Warren for Good Reason, within twelve months of a Change in Control, we will pay Mr. Warren a severance payment in cash in a single sum within sixty days of the date of termination equal to 150% of the sum of his annual target compensation (base salary and bonus) in effect on such date. In addition, we will continue Mr. Warren’s health, dental and life insurance benefits for a period of eighteen months, with Mr. Warren obligated to pay the employee’s share of the premiums for such benefits. Except with respect to this letter agreement, Mr. Warren’s employment with us is “at will.” Mr. Warren also entered into our standard agreement with employees governing assignment of inventions, confidential information and non-competition.

          We have also entered into letter agreements dated July 14, 2008 with Gregory J. Fluet, our Executive Vice President and Chief Operating Officer, regarding employment and change in control arrangements. The offer letter set out the initial compensation of Mr. Fluet, which included annual base compensation of $150,000 for fiscal year 2009 and participation in the cash bonus program for executive officers for our fiscal year 2009 with a bonus opportunity of 30% of his base salary at the target level of achievement. Mr. Fluet also was reimbursed for a maximum of $25,000 in costs and expenses associated with temporary housing and relocation. However, the offer letter provided that Mr. Fluet was required to reimburse us for these amounts if his employment with us ended prior to the one-year anniversary of his start date. Mr. Fluet also participates in our health, dental and life insurance benefit plans on the same basis as our other employees.

          Pursuant to the offer letter, Mr. Fluet was granted an incentive stock option on July 14, 2008 to purchase 75,000 shares of our common stock. The option has an exercise price of $1.85, which is equal to the fair market value of our common stock as of the grant date. The option vests with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and, thereafter, as to 1/36 of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months.

          In connection with his employment, Mr. Fluet entered into a letter agreement relating to change in control benefits. Under this letter agreement, if a Change in Control occurs and Mr. Fluet’s employment is terminated without Cause, or by Mr. Fluet for Good Reason, within twelve months of a Change in Control, we will pay Mr. Fluet a severance payment in cash in a single sum within sixty days of the date of termination equal to 100% of the sum of his annual target compensation (base salary and bonus) in effect on such date. In addition, we will continue Mr. Fluet’s health, dental and life insurance benefits for a period of twelve months, with Mr. Fluet obligated to pay the employee’s share of the premiums for such benefits. Except with respect to this letter agreement, Mr. Fluet’s employment with Urologix is “at will.” Mr. Fluet also entered into our standard agreement with employees governing assignment of inventions, confidential information and non-competition.

          On April 29, 2010, we entered into an offer letter agreement with Brian J. Smrdel in which he agreed to serve as our Chief Financial Officer beginning May 10, 2010. Under the terms of the offer letter, Mr. Smrdel’s initial annual base compensation is $135,000. Mr. Smrdel is also eligible participate in our cash incentive program for executive officers for fiscal year 2011, but was not eligible for fiscal year 2010. The offer letter specified that Mr. Smrdel is entitled to bonus of 30% of his base salary at the target level of achievement of corporate goals established by the Compensation Committee with respect to the 2011 fiscal year. Mr. Smrdel also participates in our health, dental and life insurance benefit plans on the same basis as our other employees.

          Pursuant to the offer letter, Mr. Smrdel was granted an incentive stock option on May 10, 2010 to purchase 65,000 shares of our common stock under the 1991 Plan at an exercise price of $1.40 per share, the fair market value of our common stock as of the grant date. The option vests with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and, thereafter, as to 1/36 of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months.

          In connection with his employment, Mr. Smrdel entered into our current form of letter agreement relating to change of control benefits. Under this letter agreement, if a Change in Control occurs and Mr. Smrdel’s employment is terminated without Cause, or by Mr. Smrdel for Good Reason, within twelve months of a Change in Control, we will pay Mr. Smrdel a severance payment in cash in a single sum within sixty days of the date of termination equal to 100% of the sum of his annual target compensation (base salary and bonus) in effect on such date. In addition, we will continue Mr. Smrdel’s health, dental and life insurance benefits for a period of twelve months, with Mr. Smrdel obligated to pay the employee’s share of the premiums for such benefits. Except with respect to this letter agreement, Mr. Smrdel’s employment with us is “at will.” Mr. Smrdel also entered into our standard agreement with employees governing assignment of inventions, confidential information and non-competition.

          On June 1, 2010, we entered into an offer letter agreement with Ralph P. Cardinal in which he agreed to serve as our Vice President, Research and Development beginning on June 7, 2010. The offer letter set out the initial compensation of Mr. Cardinal, which included annual base compensation of $180,000 and participation in the cash bonus program for executive officers with a bonus opportunity of 30% of his base salary at the target level of achievement. Mr. Cardinal also participates in health, dental and life insurance benefit plans on the same basis as our other employees. Pursuant to the offer letter, Mr. Cardinal was granted an incentive stock option on June 7, 2010 to purchase 60,000 shares of our common stock. The option has an exercise price of $1.35, which is equal to the fair market value of our common stock as of the grant date. The option vests with respect to 25% of the shares underlying the option on the first anniversary of the date of grant and, thereafter, as to 1/36 of the shares underlying the option on the monthly anniversary of the date of grant for each of the next 36 months. Mr. Cardinal’s employment with us is “at will.” Mr. Cardinal also entered into our standard agreement with employees governing assignment of inventions, confidential information and non-competition. Effective January 21, 2011, the Board of Directors determined that Mr. Cardinal was an executive officer in his position as Vice President, Research and Development.

          All of the foregoing compensation determinations and arrangements were recommended or approved by the Compensation Committee. In addition, all stock option grants or restricted stock grants were made under the 1991 Plan and the 1991 Plan contains provisions relating to a change in control (as defined under the 1991 Plan) that govern the awards made under the 1991 Plan, including those made to the named executive officers.

          Certain Definitions Relating to Change in Control

          Each of the letter agreements with Messrs. Warren, Fluet and Smrdel described above incorporates the following definitions of “change in control,” “cause” and “good reason” where “you” refers to the executive officer party to the letter agreement.

Defined Term	Definition
Cause

1.          The failure by you to use your best efforts to perform the material duties and responsibilities of your position or to comply with any material policy or directive Urologix has in effect from time to time.

2.          Any act on your part which is harmful to the reputation or business of Urologix, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Urologix employee.

3. A material breach of your fiduciary responsibilities to Urologix, such as embezzlement or misappropriation of Urologix funds or properties.

4. Your indictment for, conviction of, or guilty plea or nolo contendere plea to a felony or any crime involving moral turpitude, fraud or misrepresentation.

Change in Control

Change in Control of Urologix shall mean a change in control which would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Urologix is then subject to such reporting requirement, including without limitation, if:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or

Defined Term	Definition

indirectly of securities of Urologix representing 20% or more of the combined voting power of Urologix’ then outstanding securities;

(ii)          there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this Letter Agreement, constituted the Board of Directors of Urologix; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or

(iii) Urologix disposes of at least 75% of its assets, other than to an entity owned 50% or greater by Urologix or any of its subsidiaries.

Good Reason	Good Reason shall mean, without your express written consent, any of the following:

(i)          the assignment to you of any duties inconsistent with your status or position as [an officer] of Urologix or a substantial reduction in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

(ii) a reduction by Urologix of your annual base salary in effect immediately prior to a Change in Control;

(iii)          the relocation of Urologix’ principal executive offices to a location outside of the Minneapolis metropolitan area or requiring you to be based anywhere other than Urologix’ principal executive offices, except for required travel for Urologix business to any extent substantially consistent with your prior business obligations;

(iv)          the failure by Urologix to continue to provide you with benefits at least as favorable to those enjoyed by you under Urologix plans which you participated in at the time of the Change in Control, the taking of any action which would, directly or indirectly, materially reduce any of such benefits or deprive you of any benefit enjoyed at the time of the Change in Control, or the failure to provide you with the number of paid vacation days to which you are entitled at the time of the Change in Control; provided, however, Urologix may amend any such program so long as such amendments do not reduce any benefits to which you would be entitled upon termination; or

(v) the failure of Urologix to obtain a satisfactory agreement from any successor to assume and agree to perform this Letter Agreement.

          Additionally, the 1991 Plan provides that upon a change of control, as defined in the plan, each outstanding stock option and each award of restricted stock, including those held by the named executive officers, will become exercisable in full as to all of the shares covered thereby without regard to any installment exercise or vesting provisions and all restrictions on the restricted stock will lapse. For the purposes of the 1991 Plan, “change of control” means any of the following:

•

any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Urologix representing 50% or more of the combined voting power of Urologix’ then outstanding securities and is required to file a Schedule 13D under the Exchange Act; or

•

the Incumbent Directors cease for any reason to constitute at least a majority of the Board of Directors. The term “Incumbent Directors” shall mean those individuals who are members of the Board of Directors on August 13, 1997 and any individual who subsequently becomes a member of the Board of Directors whose election or nomination for election by Urologix’ shareholders was approved by a vote of at least a majority of the then Incumbent Directors; or

•

all or substantially all of the assets of Urologix are sold, leased, exchanged or otherwise transferred and immediately thereafter, there is no substantial continuity of ownership with respect to Urologix and the entity to which such assets have been transferred.

Equity Granting Process

          Stock awards to our executive officers and senior management are typically granted annually in conjunction with the review of the individual performance of our executive officers. This review takes place at a regularly scheduled meeting of the Compensation Committee typically held in August. These regular grants of stock options are approved in advance by the Compensation Committee. Stock options are also granted in connection with the hiring of new employees, with the option grant effective as of the date of approval by the Compensation Committee. The new hire grants are either approved in advance for award on the first day of employment or subsequent to the first day of employment. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as the 1991 Plan.

          Under the 1991 Plan, the Board may delegate to our executive officers the authority to grant options to persons who are not our executive officers. In the 2011 fiscal year, the Board of Directors did not exercise this delegation authority.

          Our policy is that the exercise price of all stock options is set at the closing price of our common stock as reported by The Nasdaq Stock Market as of the date of grant, which is the date of the action by the Compensation Committee or Board of Directors selecting an award recipient, determining the number of shares to be awarded under the option, and establishing all other material terms of the stock option.

DIRECTOR COMPENSATION

          Our non-employee directors received the following cash amounts for Board and committee service in fiscal year 2011: $1,500 per Board meeting held in person, $750 per Board meeting held telephonically, and $750 per committee meeting. In addition, each chair of a committee received an annual retainer of $5,000. For fiscal year 2011, the non-executive Chairman, who was also the lead director, received an annual retainer of $20,000 for service in these two roles. If the lead director had not been the non-executive Chairman, the lead director would have received an annual retainer of $5,000. Each director is also reimbursed for expenses associated with attending Board of Directors and committee meetings.

          Mitchell Dann was appointed as our lead director, in addition to his position as Chairman of the Board, in August 2008 and served in those capacities also in fiscal year 2011. During fiscal year 2011, Christopher R. Barys, Sidney W. Emery, Jr., and Patrick D. Spangler each chaired one of the three committees of our Board.

          Under the terms of the 1991 Plan, persons serving as non-employee directors immediately following the annual shareholder meeting will receive an option to purchase 10,000 shares of our common stock at a price equal to fair market value on the date of grant that vest in full on the date of grant. Under this provision of the 1991 Plan, each of Messrs. Barys, Dann, Emery, and Spangler, the non-employee directors then serving, received a non-qualified option to purchase 10,000 shares of our common stock on November 9, 2010, the date of the 2010 Annual Meeting of Shareholders.

          Additionally, the Compensation Committee recommended and the Board of Directors approved an award of restricted stock under the 1991 Plan to each non-employee director serving as a member of the Board immediately after the 2010 Annual Meeting, with the number of shares of restricted stock equal to $12,500 divided by the closing price of our common stock on the date of the 2010 Annual Meeting, rounded up to the next whole share. The restrictions on the restricted stock lapse on the first business day immediately prior to the date of this 2011 Annual Meeting of Shareholders if the director is serving as of such date. In fulfillment of this award, Messrs. Barys, Dann, Emery, and Spangler were each issued 15,244 shares of restricted stock on November 9, 2010.

          The Compensation Committee recommended and the Board of Directors approved on August 9, 2011 an award of restricted stock to each non-employee director serving as a member of the Board immediately after this Annual Meeting, with the number of shares of restricted stock equal to $17,500 divided by the closing price of our common stock on the date of the Annual Meeting, rounded up to the next whole share. The restricted stock award will be granted under the 1991 Plan on the date of the Annual Meeting. The restrictions on the restricted stock will lapse on the first business day immediately prior to the date of the 2012 Annual Meeting of Shareholders if the director is serving as a director as of such date. The restricted stock award is in addition to the stock option award under the 1991 Plan described above. The Compensation Committee believes that the increase in director compensation through this restricted stock grant will allow our director compensation in fiscal year 2012 to more closely approximate the director compensation of peer companies. The Compensation Committee intends to review director compensation for competitiveness in connection with determining compensation for fiscal year 2013.

          The following table shows, for fiscal year 2011, the cash and other compensation earned by each of the directors serving in fiscal year 2011. Mr. Warren, our Chief Executive Officer and also a director, receives no compensation for Board service.

Name	Fees Earned in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Christopher R. Barys	$10,750	$12,500	$4,700	$27,950
Mitchell Dann	26,750	12,500	4,700	43,950
Sidney W. Emery, Jr.	23,250	12,500	4,700	40,450
Patrick D. Spangler	11,457	12,500	4,700	28,657

(1)	Represents cash retainer and meeting fees earned in fiscal year 2011 as described above.

(2)

Each non-employee director was granted 15,244 shares of restricted stock on November 9, 2010. Values expressed represent aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock award is estimated on the date of grant using the grant date market value as discussed in Note 4, “Stock Options and Restricted Stock Awards,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2011.

(3)

Values expressed represent aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model using the assumptions discussed in Note 4, “Stock Options and Restricted Stock Awards,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2011.

The aggregate number of stock options outstanding at June 30, 2011 held by directors was: Mr. Barys, 10,000 shares; Mr. Dann, 50,000 shares; Mr. Emery, 60,000 shares; Mr. Spangler, 10,000 shares; and Mr. Warren, 520,000 shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

          Since the beginning of 2011, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

          The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all of transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct of indirect material interest. Our Code of Ethics and Business Conduct, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions. Requests for waivers or requests for consents by our executive officers and directors under our Code of Ethics and Business Conduct must be made to the Audit Committee.

          We have adopted a related person transaction approval policy describing policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest. Through the policy, the Audit Committee has also identified and pre-approved certain transactions with related persons, including:

•	executive officer or director compensation required to be reported in our proxy statement,
•	payment of ordinary expenses and business reimbursements;
•

transactions with another company if the related party’s only relationship is as a non-executive employee, a director or a beneficial owner of less than 10% of that other company’s shares and if which the dollar amount does not exceed the greater of $100,000 or 2% of the other company’s total revenues;

•	charitable contributions in which the dollar amount does not exceed the lesser of $10,000 or 2% of the charitable organization’s receipts;
•	payments made under our articles of incorporation, bylaws, insurance policies or agreements relating to indemnification;
•	transactions in which our shareholders receive proportional benefits; and
•	transactions that involve competitive bid, banking transactions and transactions where the terms of which are regulated by law or governmental authority.

          The Audit Committee must approve any related person transaction subject to the policy before commencement of the related party transaction. If pre-approval is not feasible, the Audit Committee may ratify, amend or terminate the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to us;
•	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	whether the related party transaction is material to us;
•	the role the related party has played in arranging the transaction;
•	the structure of the related party transaction;
•	the interests of all related parties in the transaction;
•	the extent of the related party’s interest in the transaction; and
•	whether the transaction would require a waiver of our Code of Ethics and Business Conduct.

          The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the Audit Committees deems appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These insiders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To our knowledge, our directors, officers and owners of 10% or more of our common stock timely filed all required Section 16(a) reports during the fiscal year ended June 30, 2011.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

          The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending June 30, 2012, and to perform other appropriate audit-related services. While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit Committee is submitting the selection of KPMG LLP for ratification. In the event the appointment of KPMG LLP is not ratified by the shareholders, the Audit Committee will reconsider the selection.

          The affirmative vote of the holders of a majority of the shares of common stock represented at this Annual Meeting and entitled to vote is required to approve the ratification of the appointment of the independent registered public accounting firm, provided that the total number of shares that vote on the proposal represent a majority of our shares outstanding on the record date. Proxies will be voted in favor of this proposal unless otherwise indicated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          KPMG LLP, independent certified public accountants, served as our independent registered public accounting firm for the fiscal year ended June 30, 2011. The Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending June 30, 2012.

          Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, representatives will be available to respond to appropriate questions.

Accountant Fees and Services

          The following is an explanation of the fees billed to us by KPMG LLP for professional services rendered for the fiscal years ended June 30, 2011 and June 30, 2010, which totaled $165,645 and $197,873, respectively.

          Audit Fees. The aggregate fees billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our quarterly reports on Forms 10-Q, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years ended June 30, 2011 and June 30, 2010 totaled $140,000 and $165,000, respectively.

          Audit-Related Fees. There were $0 and $18,000 in fees billed to us for professional services for assurance and related services by KPMG LLP that were reasonably related to the performance of the audit or review of our financial statements and were not reported above under “Audit Fees” for the fiscal years ended June 30, 2011 and June 30, 2010, respectively. The audit-related fees for the fiscal year ended June 30, 2010 relate to compliance with Section 404(b) of the Sarbanes-Oxley Act, which was ultimately not required because of amendments to the Sarbanes-Oxley Act.

          Tax Fees. The aggregate fees billed to us by KPMG LLP for professional services related to tax compliance, tax advice, and tax planning for the fiscal year ended June 30, 2011 and June 30, 2010, which totaled $4,000 and $14,873, respectively.

          All Other Fees. For the fiscal year ended June 30, 2011 and June 30, 2010, there were $21,645 and $0 in fees billed to us by KPMG LLP for professional services or products not previously disclosed.

Audit Committee Pre-Approval Procedures

          We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $10,000 to the Chair of the Audit Committee, but requires that the Chair report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

          All of the services described above for fiscal year 2011 were pre-approved by the Audit Committee or a member of the committee before KPMG LLP was engaged to render the services.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINEES
FOR 2012 ANNUAL MEETING

          The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Urologix, Inc. 2012 Annual Meeting of Shareholders is expected to be held on or about November 6, 2012, and proxy materials in connection with that meeting are expected to be mailed on or about September 26, 2012. Shareholder proposals prepared in accordance with the proxy rules must be received by us on or before May 29, 2012.

          Pursuant to our bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at the next annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, in a timely manner.

          To be timely under our bylaws, the notice must be given by such shareholder to the Secretary of Urologix not less than 60 days nor more than 90 days prior to a meeting date corresponding to the previous year’s annual meeting. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail above under “Corporate Governance – Director Nominations” and in our bylaws. Shareholders are advised to review our bylaws carefully regarding the requirements for proposals and director nominations. Notwithstanding the foregoing, the advance notice provisions of our bylaws do not apply to shareholder proposals made pursuant to, and in accordance with, Rule 14a-8 as may be in effect from time to time.

          In addition, if we receive notice of a shareholder proposal less than 45 days before the date on which we first mailed our materials for the prior year’s annual meeting, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors for this 2011 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

ANNUAL REPORT

          An Annual Report of Urologix, Inc. setting forth our activities and containing our financial statements for the fiscal year ended June 30, 2011 accompanies this notice of annual meeting and proxy statement.

          Shareholders may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, including financial statements schedules and amendments thereto, as filed with the Securities and Exchange Commission, by writing to: Urologix, Inc., 14405 21st Avenue North, Minneapolis, Minnesota 55447, Attention: Secretary, or by calling us at (763) 475-1400.

OTHER BUSINESS

          The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and the Company has not received timely notice from any shareholder of an intent to present any other proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Sidney W. Emery, Jr.	☐	Vote FOR	☐	Vote WITHHELD
	02 Patrick D. Spangler		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Urologix, Inc. for the fiscal year ending June 30, 2012.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE NOMINEES AND FOR EACH OTHER PROPOSAL. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark box, sign, and indicate changes below: ☐	Date ________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

UROLOGIX, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, November 8, 2011
4:00 p.m.

Sheraton Minneapolis West
12201 Ridgedale Drive
Minnetonka, MN 55305

Urologix, Inc. 14405 Twenty-First Avenue North Minneapolis, Minnesota 55447	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stryker Warren, Jr. and Brian J. Smrdel, or any of them, with power of substitution to each, as proxies, and hereby authorizes them to represent the undersigned at the Annual Meeting of Shareholders of Urologix, Inc. to be held at the Sheraton Minneapolis West, 12201 Ridgedale Drive, Minnetonka, Minnesota, 55305 on Tuesday, November 8, 2011 at 3:00 p.m. local time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of Common Stock of Urologix, Inc. held of record by the undersigned on September 20, 2011 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

See reverse for voting instructions.